Exhibit 5.1

1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

December 16, 2016

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Independent Bank Group, Inc.

Resale of 400,000 Shares of Common Stock by

Certain Selling Shareholders

Ladies and Gentlemen:

Reference is made to: (i) the Registration Statement on Form S-3 of Independent Bank Group, Inc. a Texas corporation (the “Company”), which has been prepared pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the general rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder (the “Securities Act Rules”) and is to be filed with the Commission on the date of this opinion letter, including the documents to be incorporated therein by reference at the time of the filing of such Registration Statement on Form S-3 with the Commission (the “Registration Statement”); and (ii) the preliminary prospectus dated the date of this opinion letter and subject to completion that constitutes a part of the Registration Statement, including the documents to be incorporated therein by reference at the time of the filing of the Registration Statement with the Commission (the “Preliminary Prospectus”). The Company is filing the Registration Statement with the Commission to register the offer and sale of, and the Preliminary Prospectus relates to the offer and sale of, 400,000 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”) by the selling shareholders named in the Preliminary Prospectus (the “Selling Shareholders”). We have acted as special counsel to the Company in connection with the registration of the Shares for offer and sale by the Selling Shareholders.

In rendering the opinion expressed below, we have examined and relied upon, without independent investigation or verification, executed originals, counterparts or copies of: the Amended and Restated Certificate of Formation of the Company, the Certificate of Amendment to Amended and Restated Certificate of Formation of the Company, the Certificate of Merger dated January 2, 2014, of Live Oak Financial Corp. with and into the Company, the Certificate of Merger dated April 15, 2014, of BOH Holdings, Inc. with and into the Company, the Certificate of Merger dated September 30, 2014, of Houston City Bancshares, Inc. with and into the Company, and the Third Amended and Restated Bylaws of the Company, each as amended and restated to date and in effect on the date hereof; the Registration Statement; the Preliminary Prospectus; resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) and, where relevant, committees of the Board of Directors of the Company; and such other documents, books, records and certificates as we considered necessary or appropriate to enable us to express the opinion set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents and records submitted to us as originals and the conformity to authentic and complete originals of all documents and records submitted to us as photostatic, electronic, conformed, notarized or certified copies.

In rendering this opinion, we have assumed, without independent investigation or the authentication and verification, that: (i) each natural person signing any document reviewed by us had the legal capacity to do so; (ii) each person signing in a representative capacity (other than on behalf of the Company) had the authority to sign in such capacity; and (iii) all of the information contained in the documents and instruments that we reviewed is true, correct and complete.

As to certain facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon a certificate of a public official of the State of Texas, the Company, officers or other representatives of the Company and the Selling Shareholders.

ANDREWS KURTH KENYON LLP

Austin Beijing Dallas Dubai Houston London New York Research Triangle Park Silicon Valley The Woodlands Washington, DC

Independent Bank Group, Inc.

December 16, 2016

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares are duly authorized by all necessary corporate action and are validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to matters under and governed by the federal laws of the United States of America and the laws of the State of Texas, in each case, as in force and effect as of the date of this opinion. We do not express any opinion as to the laws of any other jurisdiction.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and not a guaranty of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

This opinion letter may be filed with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm as having passed on the validity of the Shares under the caption “Legal Matters” in the Preliminary Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP

Andrews Kurth Kenyon LLP